Exhibit 10.19.1

Quaker City Bank Employee Stock Ownership Plan, amended and restated January 1, 2001.

QUAKER CITY BANK

EMPLOYEE STOCK OWNERSHIP PLAN

AMENDMENT 2002-I

WHEREAS, Quaker City Bank (hereafter, the “Employer”) maintains the Quaker City Bank Employee Stock Ownership Plan (hereafter, the “Plan”); and

WHEREAS, the Employer has the right to amend the Plan at any time pursuant to Section 13.4 of the Plan and that any amendment that is required in order to maintain the Plan’s qualified status under Code Section 401(a) or 501(a) may be made by the Committee without further formal authorization or approval by the Board of Directors; and

WHEREAS, certain changes have been requested by the Internal Revenue Service contingent on the issuance of a favorable determination letter.

NOW, THEREFORE, be it resolved that the Plan shall be amended effective January 1, 2001, by adopting the attached plan document replacement page 13 (denoted by reference to revised 5/13/02) and page 26 (denoted by reference to revised 4/18/02) as requested by the IRS pursuant to their favorable determination letter dated May 28, 2002.

IN WITNESS WHEREOF, the Employer has adopted this Amendment 2002-I to be executed by its duly authorized officer this 4th day of June, 2002.

QUAKER CITY BANK

By:	/s/ FREDERIC R. MCGILL
Title:	President

QUAKER CITY BANK

EMPLOYEE STOCK OWNERSHIP PLAN

Effective January 1, 1994, and Restated January 1, 2001

QUAKER CITY BANK

EMPLOYEE STOCK OWNERSHIP PLAN

Restated, January 1, 2001

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QUAKER CITY BANK

EMPLOYEE STOCK OWNERSHIP PLAN

Restated, January 1, 2001

Section 1.    Plan Identity

1.1    Name.    The name of this Plan is the “Quaker City Bank Employee Stock Ownership Plan “(formerly known as the “Quaker City Federal Savings and Loan Association Employee Stock Ownership Plan”).

1.2    Purpose.    The purpose of this Plan is to describe the terms and conditions under which contributions made pursuant to the Plan will continue to be credited and paid to the Participants and their Beneficiaries.

1.3    Effective Date.    The original Effective Date of this Plan is January 1, 1994. The Effective Date of this Restatement is January 1, 2001 except where applicable law requires an earlier Effective Date in order to give proper effect to the “GUST” amendments.

1.4    Fiscal Period.    This Plan shall be operated on the basis of a January 1 - December 31 fiscal year for the purpose of keeping the Plan’s books and records and distributing or filing any reports or returns required by law.

1.5    Single Plan for All Employers.    This Plan shall be treated as a single plan with respect to all participating Employers for the purpose of crediting contributions and forfeitures and distributing benefits, determining whether there has been any termination of Service, and applying the limitations set forth in Section 5.

1.6    Interpretation of Provisions.    The Employers intend this Plan and the Trust to be a qualified stock bonus plan under Section 401(a) of the Code and an employee stock ownership plan within the meaning of Section 407(d)(6) of ERISA and Section 4975(e)(7) of the Code. The Plan is intended to have its assets invested primarily in qualifying employer securities of one or more Employers within the meaning of Section 407(d)(5) of ERISA, and to satisfy any requirement under ERISA or the Code applicable to such a plan. Accordingly, the Plan and Trust Agreement shall be interpreted and applied in a manner consistent with this intent and shall be administered at all times and in all respects in a nondiscriminatory manner. Furthermore, the rights of any Employee who terminates Service prior to January 1, 2001 shall be governed, except where otherwise indicated, by the terms and conditions of the Plan in effect on his termination date.

Section 2.    Definitions.    The following capitalized words and phrases shall have the meanings specified when used in this Plan and in the Trust Agreement, unless the context clearly indicates otherwise:

“Account” means a Participant’s interest in the assets accumulated under this Plan as expressed in terms of a separate account balance which is periodically adjusted to reflect his Employer’s contributions, the Plan’s investment experience, distributions and forfeitures.

“Active Participant” means any Employee who has satisfied the eligibility requirements of Section 3 and who qualifies as an Active Participant for a particular Plan Year under Section 4.3.

“Bank” means Quaker City Bank, and any entity which succeeds to the business of the Bank and adopts this Plan as its own pursuant to Section 13.2.

“Beneficiary” means the person or persons who are designated by a Participant to receive benefits payable under the Plan on the Participant’s death. In the absence of any designation or if all the designated Beneficiaries shall die before the Participant dies or shall die before all benefits have been paid, the Participant’s Beneficiary shall be his surviving spouse, if any, or his estate if he is not survived by a spouse. The Committee may rely upon the advice of the Participant’s executor or administrator as to the identity of the Participant’s spouse. If there is no personal representative of the Participant’s estate duly appointed and acting in that capacity within 60 days after the Participant’s death, then Beneficiary or Beneficiaries shall mean the person or persons who can verify, by affidavit or Court order, to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder, pursuant to the laws of intestate succession or other statutory provision in effect at the Participant’s death in the state in which the Participant resided.

“Break in Service” means any five or more consecutive 12-month period beginning January 1 in which an Employee has 500 or fewer Hours of Service per period. Solely for this purpose, an Employee shall be considered employed for his normal hours of paid employment during a Recognized Absence, unless he does not resume his Service at the end of the Recognized Absence. Further, if an Employee is absent for any period in accordance with the Family and Medical Leave Act of 1993 (I) by reason of the Employee’s pregnancy, (ii) by reason of the birth of the Employee’s child, (iii) by reason of the placement of a child with the Employee in connection with the Employee’s adoption of the child, or (iv) for purposes of caring for such child for a period beginning immediately after such birth or placement, the Employee shall be credited with the Hours of Service which would normally have been credited but for such absence, up to a maximum of 501 Hours of Service, in the first 12-month period which would otherwise be counted toward a Break in Service.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee responsible for the administration of this Plan in accordance with Section 12.

“Disability” means a condition which renders the Participant totally and permanently disabled due to sickness or injury, such disability is likely to be continuous and permanent, and such disability renders the Participant unable to continue a like gainful occupation. However, this term shall not include any disability directly or indirectly resulting from or related to habitual drunkenness or addiction to narcotics, a criminal act or attempt, service in the armed forces of any country, an act of war, declared or undeclared, any injury or disease occurring while compensation to the Participant is suspended, or any injury which is intentionally self-inflicted. Further, this term shall apply only if (I) the Participant is sufficiently disabled to qualify for the payment of disability benefits under the federal Social Security Act or Veterans Disability Act, or (ii) the Participant’s disability is certified by a physician selected by the Committee. Unless the Participant is sufficiently disabled to qualify for disability benefits under the federal Social Security Act or Veterans Disability Act, the Committee may require the Participant to be appropriately examined from time to time by one or more physicians chosen by the Committee, and no Participant who refuses to be examined shall be treated as having a Disability. In any event, the Committee’s good faith decision as to whether a Participant’s Service has been terminated by Disability shall be final and conclusive.

“Early Retirement” means retirement on or after a Participant’s attainment of age 55 and the completion of ten years of service for an Employer.

“Effective Date” of the original plan means January 1, 1994 and restated April 1995. The Effective Date of this Restatement means January 1, 2001 except where applicable law requires an earlier date in order to give proper effect to the “GUST” amendments.

“Employee” means any individual who is or has been employed or self-employed by an Employer. “Employee” also means an individual employed by a leasing organization who, pursuant to an agreement between an Employer and the leasing organization, has performed services for the Employer and any related persons (within the meaning of Section 414(n)(6) of the Code) on a substantially full-time basis for more than one year, if such services are of a type, prior to January 1, 1997, historically performed by employees in the Employer’s business field and after December 31, 1996, performed under the primary direction and control of the recipient.

However, such a “leased employee” shall not be considered an Employee if (I) he participates in a money purchase pension plan sponsored by the leasing organization which provides for immediate participation, immediate full vesting, and an annual contribution of at least 10 percent of the Employee’s Total Compensation, and (ii) leased employees do not constitute more than 20 percent of the Employer’s total work force (including leased employees, but excluding Highly Paid Employees and any other employees who have not performed services for the Employer on a substantially full-time basis for at least one year).

“Employer” means the Bank or any affiliate within the purview of section 414(b), (c) or (m) and 415(h) of the Code, any other corporation, partnership, or proprietorship which adopts this Plan with the Bank’s consent pursuant to Section 13.1, and any entity which succeeds to the business of any Employer and adopts the Plan pursuant to Section 13.2.

“Entry Date” means the Effective Date of the Plan and the first day of each month thereafter.

“ERISA” means the Employee Retirement Income Security Act of 1974 (P.L. 93-406, as amended).

“Highly Paid Employee” for any Plan Year beginning after December 31, 1996 means an Employee who, (I) during either of that or the immediately preceding Plan Year, owned more than five percent of the outstanding equity interest or the outstanding voting interest in any Employer, or (ii) had Total Compensation exceeding $80,000 in the preceding Plan Year (as adjusted pursuant to section 415(d) of the Code, except that the base period is the calendar quarter ending September 30, 1996) and was among the most highly compensated one-fifth of all Employees. For this purpose:

(a) “Total Compensation” shall include any amount which is excludable from the Employee’s gross income for tax purposes pursuant to Sections 125, 132(f)(4) (for years beginning after December 31, 2000), 402(e)(3), 402(h)(l)(B), 403(b) or, for years beginning after December 31, 1997, 402(g)(3), 401(k) or 457 of the Code.

(b) The number of Employees in “the most highly compensated one-fifth of all Employees” shall be determined by taking into account all individuals working for all related employer entities described in the definition of “Service”, but excluding any individual who has not completed six months of Service, who normally works fewer than 17-1/2 hours per week or in fewer than six months per year, who has not reached age 21, whose employment is covered by a collective bargaining agreement, or who is a nonresident alien who receives no earned income from United States sources.

(c) A former employee shall be treated as a highly compensated employee if such employee was a highly paid employee when such employee separated from service, or if such employee was a highly paid employee at any time after attaining age 55.

(d) The determination of who is a highly compensated employee, including the determinations of the number and identity of employees in the top-paid group will be made in accordance with section 414(q) of the Code and the regulations thereunder.

“Holding Company” means Quaker City Bancorp, Inc., the holding company of Quaker City Bank, and any entity which succeeds to the business of the Holding Company.

“Hours of Service” means hours to be credited to an Employee under the following rules:

(a) Each hour for which an Employee is paid or is entitled to be paid for services to an Employer is an Hour of Service.

(b) Each hour for which an Employee is directly or indirectly paid or is entitled to be paid for a period of vacation, holidays, illness, disability, lay-off, jury duty, temporary military duty, or leave of absence is an Hour of Service. However, except as otherwise specifically provided, no more than 501 Hours of Service shall be credited for any single continuous period which an Employee performs no duties. Further, no Hours of Service shall be credited on account of payments made solely under a plan maintained to comply with worker’s compensation, unemployment compensation, or disability insurance laws, or to reimburse an Employee for medical expenses.

(c) Each hour for which back pay (ignoring any mitigation of damages) is either awarded or agreed to by an Employer is an Hour of Service. However, no more than 501 Hours of Service shall be credited for any single continuous period during which an Employee would not have performed any duties.

(d) Hours of Service shall be credited in any one period only under one of the foregoing paragraphs (a), (b) and (c); an Employee may not get double credit for the same period.

(e) If an Employer finds it impractical to count the actual Hours of Service for any class or group of non-hourly Employees, each Employee in that class or group shall be credited with 45 Hours of Service for each weekly pay period in which he has at least one Hour of Service. However, an Employee shall be credited only for his normal working hours during a paid absence.

(f) Hours of Service to be credited on account of a payment to an Employee (including back pay) shall be recorded in the period of Service for which the payment was made. If the period overlaps two or more Plan Years, the Hours of Service credit shall be allocated in proportion to the respective portions of the period included in the several Plan Years. However, in the case of periods of 31 days or less, the Administrator may apply a uniform policy of crediting the Hours of Service to either the first Plan Year or the second.

(g) In all respects an Employee’s Hours of Service shall be counted as required by Section 2530.200b-2(b) and (c) of the Department of Labor’s regulations under Title I of ERISA.

“Investment Fund” means that portion of the Trust Fund consisting of assets other than Stock. It shall also include in the case of a diversification required by Section 6.4 a direct transfer to an eligible retirement plan under Section 10.8.

“Normal Retirement Age” means a Participant’s 65th birthday.

“Normal Retirement Date” means the first day of the month coincident with or next following attainment of Normal Retirement Age.

“Participant” means any Employee who is participating in the Plan, or who has previously participated in the Plan and still has a balance credited to his Account.

“Plan Year” means the year commencing January 1, 1994 and ending December 31, 1994 and each subsequent period of 12 consecutive months beginning on January 1, and ending December 31 of each succeeding year.

”Recognized Absence” means a period for which —

(a) an Employer grants and Employee a leave of absence, including family leave for a limited period, but only if an Employer grants such leaves on a nondiscriminatory basis; or

(b) an Employee is temporarily laid off by an Employer because of a change in business conditions; or

(c) an Employee is on active military duty, but only to the extent that his employment rights are protected by applicable law as Qualified Military Service.

“Service” means an Employee’s period(s) of employment or self-employment with an Employer, excluding for initial eligibility purposes any period in which the individual was a nonresident alien and did not receive from an Employer any earned income which constituted income from sources within the United States. An Employee’s Service shall include any service which constitutes service with a predecessor employer within the meaning of Section 414(a) of the Code. An Employee’s Service shall also include any service with an entity which is not an Employer, but only either (I) for a period after 1975 in which the other entity is a member of a controlled group of corporations or is under common control with other trades and businesses within the meaning of Section 414(b) or 414(c) of the Code, and a member of the controlled group or one of the trades and businesses is an Employer, or (ii) for a period after 1979 in which the other entity is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and a member of the affiliated service group is an Employer.

“Spouse” means the individual, if any, to whom a Participant is lawfully married on the date benefit payments to the Participant are to begin, or on the date of the Participant’s death, if earlier.

“Stock” means shares of the Holding Company’s voting common stock or preferred stock meeting the requirements of Section 409(e)(3) of the Code issued by an Employer or an affiliated corporation.

“Stock Fund” means that portion of the Trust Fund consisting of Stock.

“Stock Obligation” means an indebtedness arising from any extension of credit to the Plan or the Trust which was obtained for the purpose of buying Stock and which satisfies the requirements set forth in Section 6.3.

“Total Compensation” means a Participant’s wages, salary, overtime, bonuses, commissions, and any other amounts received for personal services rendered while in Service from any Employer or an affiliate (within the purview of Section 414(b), (c), and (m) of the Code), plus his earned income from any such entity as defined in Section 401(c)(2) of the Code if he is self-employed. “Total Compensation” shall include (I) severance payments and amounts paid as a result of termination, (ii) amounts excludable from gross income under Section 911 of the Code, and effective January 1, 1998, elective deferrals under Sections 402(g)(3), 401(k) or 457 of the Code, and effective January 1, 2001, Section 132(f)(4) of the Code, (iii) amounts described in Sections 104(a)(3), 105(a), and 105(h) of the Code to the extent includable in gross income, (iv) amounts received from an Employer for moving expenses which are not deductible under Section 217 of the Code, (v) amounts includable in gross income in the year of, and on account of, the grant of a nonqualified stock option, (vi) amounts includable in gross income pursuant to Section 83(b) of the Code, and (vii) amounts includable in gross income under an unfunded nonqualified plan of deferred compensation, but shall exclude (viii) Employer contributions to or amounts received from a funded or qualified plan of deferred compensation, (ix) Employer contributions to a simplified employee pension account to the extent deductible under Section 219 of the Code, (x) Employer contributions to a Section 403(b) annuity contract, and (xi) amounts includable in gross income pursuant to Section 83(a) of the Code, (xii) amounts includable in gross income upon the exercise of nonqualified stock option or upon the disposition of stock acquired under any stock option, and (xiii) any other amounts expended by the Employer on the Participant’s behalf which are excludable from his income or which receive special tax benefits. A Participant’s Total Compensation shall exclude any compensation in any limitation year in excess of the limit currently in effect under Section 401(a)(17) of the Code.

“Trust” or “Trust Fund” means the trust fund created under this Plan.

“Trust Agreement” means the agreement between the Bank and the Trustee concerning the Trust Fund. If any assets of the Trust Fund are held in a co-mingled trust fund with assets of other qualified retirement plans, “Trust Agreement” shall be deemed to include the trust agreement governing that co-mingled trust fund. With respect to the allocation of investment responsibility for the assets of the Trust Fund, the appropriate provisions of the Trust Agreement are incorporated herein by reference.

“Trustee” means one or more corporate persons and individuals selected from time to time by the Bank to serve as trustee or co-trustees of the Trust Fund.

“Unallocated Stock Fund” means that portion of the Stock Fund consisting of the Plan’s holding of stock which have been acquired in exchange for one or more Stock Obligations and which have not yet been allocated to the Participant’s Accounts in accordance with Section 4.2.

“Valuation Date” means the last day of the Plan Year and each other date as of which the Committee shall determine the investment experience of the Investment Fund and adjust the Participants’ accounts accordingly.

“Valuation Period” means the period following a Valuation Date and ending with the next Valuation Date.

“Vesting Year” means a unit of Service credited to a Participant pursuant to Section 9.2 for purposes of determining his vested interest in his Account.

Section 3.    Eligibility for Participation.

3.1    Initial Eligibility.    An Employee shall enter the Plan as of the Entry Date coinciding with or next following the later of the following dates:

(a) the date an Employee completes the eligibility computation period with the Employer during which the Employee completes at least 1,000 Hours of Service for the Employer, and

(b) attainment by the Employee of age 21.

However, if an Employee is not in active Service with an Employer on the date he would otherwise first enter the Plan, his entry shall be deferred until the next day he is in Service. For purposes of this Plan, a Participant’s initial eligibility computation period shall be the twelve consecutive month period beginning with the day a Participant first completes an Hour of Service. A Participant’s subsequent eligibility computation periods shall be the Plan Year, commencing with the Plan Year which includes the first anniversary of the day the Participant first completed an Hour of Service.

3.2    Terminated Employees.    No Employee shall have any interest or rights under this Plan if he is never in active Service with an Employer on or after the Effective Date.

3.3    Certain Employees Ineligible.    No Employee shall participate in the Plan while his Service is covered by a collective bargaining agreement between an Employer and the Employee’s collective bargaining representative if (I) retirement benefits have been the subject of good faith bargaining between the Employer and the representative and (ii) the collective bargaining agreement does not provide for the Employee’s participation in the Plan. No Employee shall participate in the Plan while he is actually employed by a leasing organization rather than an Employer.

3.4    Participation and Reparticipation.    Subject to the satisfaction of the foregoing requirements, an Employee shall participate in the Plan during each period of his Service from the date on which he first becomes eligible until his termination. For this purpose, a nonvested Employee returning within five years of his or her termination who previously satisfied the initial eligibility requirements and a vested Participant shall re-enter the Plan as of the date of his return to Service with an Employer. A former nonvested Employee who returns to Service with an Employer following a Break in Service shall again become a Participant on the Entry Date coinciding with or next following his completion, following his Break in Service, of an eligibility computation period (as defined in Section 3.1) during which he completes at least 1,000 Hours of Service for the Employer.

3.5    Qualified Military Service.    Notwithstanding any provision of the Plan to the contrary, if a Participant is absent from employment on account of a period of Qualified Military Service (as defined in Section 414(u)(5) of the Code) and is entitled to reemployment rights under the Uniform Services Employment and Reemployment Rights Act of 1994, as it may be amended from time to time (“USERRA”), upon reemployment of such Participant by an Employer under USERRA:

(a) such Participant shall be treated as not having incurred a Break in Service due to such period;

(b) such period shall be deemed to constitute Service for the purpose of determining the nonforfeitability and amount of such Participant’s Account; and

(c) such Participant shall be treated as receiving Compensation during such period equal to the Compensation he would have received during such period but for such absence (or, if the Compensation he would have received during such period is not reasonably certain, his average Compensation during the 12-month period or, if shorter, the period of employment immediately preceding such absence);

only as and to the extent required by USERRA and Section 414(u) of the Code. The provisions of this Section 3.5 are intended to provide reemployed veterans with the rights required by USERRA and Section 414(u) of the Code and shall be interpreted in accordance with such intent.

Section 4.    Employer Contributions and Credits.

4.1    Discretionary Contributions.    Each Employer shall from time to time contribute, with respect to a Plan Year, such amounts as it may determine from time to time. An Employer shall have no obligation to contribute any amount under this Plan except as so determined in its sole discretion. The Employers’ contributions and available forfeitures for a Plan Year shall be credited as of the last day of the year to the Accounts of the Active Participants in proportion to their amounts of Cash Compensation.

4.2    Contributions for Stock Obligations.    If the Trustee, upon instructions from the Committee, incurs any Stock Obligation upon the purchase of Stock, the Employer shall, subject to the provisions of the Bank’s Plan of Conversion and any regulatory prohibitions, contribute for each Plan Year an amount sufficient to cover all payments of principal and interest as they come due under the terms of the Stock Obligation. If there is more than one Stock Obligation, the Employers shall designate the one to which any contribution is to be applied. The Employer’s obligation to make contributions under this Section 4.2 shall be reduced to the extent of any investment earnings realized on such contributions and any dividends paid by the Employers on

Stock held in the Unallocated Stock Account, which earnings and dividends shall be applied to the Stock Obligation related to that Stock.

In each Plan Year in which Employer contributions, earnings on contributions, or dividends on unallocated Stock are used as payments under a Stock Obligation, a certain number of shares of the Stock acquired with that Stock Obligation which is then held in the Unallocated Stock Fund shall be released for allocation among the Participants. The number of shares released shall bear the same ratio to the total number of those shares then held in the Unallocated Stock Fund (prior to the release) as (I) the principal and interest payments made on the Stock Obligation in the current Plan Year bears to (ii) the sum of (I) above, and the remaining principal and interest payments required (or projected to be required on the basis of the interest rate in effect at the end of the Plan Year) to satisfy the Stock Obligation.

At the direction of the Committee, the current and projected payments of interest under a Stock Obligation may be ignored in calculating the number of shares to be released in each year if (I) the Stock Obligation provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for 10 years, (ii) the interest included in any payment is ignored only to the extent that it would be determined to be interest under standard loan amortization tables, and (iii) the term of the Stock Obligation, by reason of renewal, extension, or refinancing, has not exceeded 10 years from the original acquisition of the Stock.

For these purposes, each Stock Obligation, the Stock purchased with it, and any dividends on such Stock, shall be considered separately. The Stock released from the Unallocated Stock Fund in any Plan Year shall be credited as of the last day of the year to the Accounts of the Active Participants in proportion to their amounts of Cash Compensation.

4.3    Definitions Related to Contributions.    For the purposes of this Plan, the following terms have the meanings specified:

“Active Participant” means a Participant who has satisfied the eligibility requirements under Section 3 and who has completed at least 1,000 Hours of Service during the Plan Year. However, a Participant shall not qualify as an Active Participant unless (I) he is in active Service with an Employer as of the last day of the Plan Year, or (ii) he is on a Recognized Absence as of that date, or (iii) his Service terminated during the Plan Year by reason of Normal Retirement, Early Retirement, Disability, death or following a Change of Control as defined under Section 9.3-1

“Cash Compensation” means the Participant’s regular salary for each Plan Year, inclusive of bonuses, overtime and commissions, and exclusive of severance payments, fringe benefits, Plan contributions, night differentials, compensation recognized with respect to awards under any Recognition and Retention Plans sponsored by the Bank and any non-statutory stock options granted pursuant to a plan sponsored by the Holding Company. A Participant’s Cash Compensation shall exclude any compensation in excess of $150,000 (as adjusted both by statute and for cost of living as provided under Section 401(a)(17) of the Code).

4.4    Conditions as to Contributions.    Employers’ contributions shall in any event be subject to the limitation set forth in Section 5. Contributions may be made in the form of cash, or securities and other property to the extent permissible under ERISA, including Stock, and shall be held by the Trustee in accordance with the Trust Agreement. In addition to the provisions of Section 13.3 for the return of an Employer’s contributions in connection with a failure of the Plan to qualify initially under the Code, any amount contributed by an Employer due to a good faith mistake of fact, or based upon a good faith but erroneous determination of its deductibility under Section 404 of the Code, shall be returned to the Employer within one year after the date on which the contribution was originally made, or within one year after its nondeductibility has been finally determined. However, the amount to be returned shall be reduced to take account of any adverse investment experience within the Trust Fund in order that the balance credited to each Participant’s Account is not less that it would have been if the contribution had never been made.

Section 5.    Limitations on Contributions and Allocations.

5.1    Limitation on Annual Additions.    Notwithstanding the provisions of Section 4, the annual addition to a Participant’s accounts under this and any other defined contribution plans maintained by the Employers or an affiliate (within the purview of Section 414(b), (c), and (m) and Section 415(h) of the Code, which affiliate shall be deemed an Employer for this purpose) shall not exceed for any limitation year an amount equal to the lesser of —

5.1-1    $30,000, or for limitation years beginning after December 31, 1994 as adjusted under Section 415(d) of the Code; or

5.1-2    25 percent of the Participant’s Total Compensation for such limitation year.

For purposes of this Section 5.1 and the following Section 5.2, the “annual addition” to a Participant’s accounts means the sum of (I) the Employer contributions and Employee forfeitures credited to a Participant’s accounts under this and any other defined contribution Plan with respect to a limitation year, including contributions allocated on the Employee’s behalf to any individual medical account, as defined in Section 415(l)(2) of the Code, which is part of a pension or annuity plan or which are attributable to post-retirement medical benefits under a welfare benefit fund, as defined in Section 419(e) of the Code, plus (ii) the Participant’s total voluntary contributions for that year. The $30,000 and Section 415(b)(l)(A) limitations referred to shall, for each limitation year, be automatically adjusted to the new dollar limitations determined by the Commissioner of Internal Revenue for the calendar year beginning in that limitation year. Notwithstanding the foregoing, if the special limitations on annual additions described in section 415(c)(6) of the Code applies, the limitations described in this section shall be adjusted accordingly. A “limitation year” means each 12 consecutive month period beginning January 1.

5.2    Coordinated Limitation With Other Plans.    Effective solely for Plan Years beginning prior to January 1, 2000, aside from the limitation prescribed by Section 5.1 with respect to the annual addition to a Participant’s accounts for any single limitation year, if a Participant has ever participated in one or more defined benefit plans maintained by an Employer or an affiliate, then the benefits provided under the defined benefit plan on his account shall be limited on a cumulative basis so that the sum of his defined contribution plan fraction and his defined benefit plan fraction does not exceed one. For this purpose:

5.2-1    A Participant’s defined contribution plan fraction with respect to a Plan Year shall be a fraction, (I) the numerator of which is the sum of the annual additions to his accounts through the current year, and (ii) the denominator of which is the sum of the lesser of the following amounts -A- and -B- determined for the current limitation year and each prior limitation year of Service with an Employer: -A- is 1.25 times $30,000, or 1.0 times such dollar limitation if the Plan is top-heavy, and -B- is 35 percent of the Participant’s Total Compensation for such year. Further, if the Participant participated in any related defined contribution plan in any years beginning before 1976, any excess of the sum of the actual annual additions to the Participant’s accounts for those years over the maximum annual additions which could have been made in accordance with Section 5.1 shall be ignored, and voluntary contributions by the Participant during those years shall be taken into account as to each such year only to the extent that his average annual voluntary contribution in those years exceeded 10 percent of his average annual Total Compensation in those years.

5.2-2    A Participant’s defined benefit plan fraction with respect to a limitation year shall be a fraction, (I) the numerator of which is his projected annual benefit payable at normal retirement under the Employers’ defined benefit plans, and (ii) the denominator of which is the lesser of (a) 1.25 times $90,000, or 1.0 times such dollar limitation if the Plan is top-heavy, and

(b) 1.4 times the Participant’s average Total Compensation during his highest-paid three consecutive limitation years.

5.3    Effect of Limitations.    The Committee shall take whatever action may be necessary from time to time to assure compliance with the limitations set forth in Section 5.1 and, prior to January 1, 2000, Section 5.2. Specifically, the Committee shall see that each Employer restrict its contributions for any Plan Year to an amount which, taking into account the amount of available forfeitures, may be completely allocated to the Participants consistent with those limitations. Where the limitations would otherwise be exceeded by any Participant, further allocations to the Participant shall be curtailed to the extent necessary to satisfy the limitations. Where an excessive amount is contributed on account of a mistake as to one or more Participants’ compensation, or there is an amount of forfeitures which may not be credited in the Plan Year in which it becomes available, the amount shall be held in a suspense account to be allocated in lieu of any Employer contributions in future years until it is eliminated, and to be returned to the Employer if it cannot be credited consistent with these limitations before the termination of the Plan.

5.4    Limitations as to Certain Participants.    Aside from the limitations set forth in Section 5.1 and 5.2, if the Plan acquires any Stock in a transaction as to which a selling shareholder or the estate of a deceased shareholder is claiming the benefit of Section 1042 of the Code, the Committee shall see that none of such Stock, and no other assets in lieu of such Stock, are allocated to the Accounts of certain Participants in order to comply with Section 409(n) of the Code.

This restriction shall apply at all times to a Participant who owns (taking into account the attribution rules under Section 318(a) of the Code, without regard to the exception for employee plan trusts in Section 318(a)(2)(B)(I) more than 25 percent of any class of stock of a corporation which issued the Stock acquired by the Plan, or another corporation within the same controlled group, as defined in Section 409(1)(4) of the Code (any such class of stock hereafter called a “Related Class”). For this purpose, a Participant who owns more than 25 percent of any Related Class at any time within the one year preceding the Plan’s purchase of the Stock shall be subject to the restriction as to all allocations of the Stock, but any other Participant shall be subject to the restriction only as to allocations which occur at a time when he owns more than 25 percent of any Related Class.

Further, this restriction shall apply to the selling shareholder claiming the benefit of Section 1042 and any other Participant who is related to such a shareholder within the meaning of Section on 267(b) of the Code, during the period beginning on the date on which the Plan purchases the Stock and ending 10 years after the later of (I) the date of such purchase, and (ii) the date of the allocation under Section 4.2 attributable to the final payment on whatever Stock Obligations were incurred with the purchase.

This restriction shall not apply to any Participant who is a lineal descendant of a selling shareholder if the aggregate amounts allocated under the Plan for the benefit of all such descendants do not exceed five percent of the Stock acquired from the shareholder.

Section 6.    Trust Fund and Its Investment.

6.1    Creation of Trust Fund.    All amounts received under the Plan from Employers and investments shall be held as the Trust Fund pursuant to the terms of this Plan and of the Trust Agreement between the Bank and the Trustee. The benefits described in this Plan shall be payable only from the assets of the Trust Fund, and none of the Bank, any other Employer, its board of directors or trustees, its stockholders, its officers, its employees, the Committee, and the Trustee shall be liable for payment of any benefit under this Plan except from the Trust Fund.

6.2    Stock Fund and Investment Fund.    The Trust Fund held by the Trustee shall be divided into the Stock Fund, consisting entirely of Stock, and the Investment Fund, consisting of all assets of the Trust other than Stock. The Trustee shall have no investment responsibility for the Stock Fund, but shall accept any Employer contributions made in the form of Stock, and shall acquire, sell, exchange, distribute, and otherwise deal with and dispose of Stock in accordance with the instructions of the Committee. The Trustee shall have full responsibility for the investment of the Investment Fund, except to the extent such responsibility may be delegated from time to time to one or more investment managers pursuant to the Trust Agreement.

6.3    Acquisition of Stock.    From time to time the Committee may, in its sole discretion, direct the Trustee to acquire Stock from the issuing Employer or from shareholders, including shareholders who are or have been Employees, Participants, or fiduciaries with respect to the Plan. The Trustee shall pay for such Stock no more than its fair market value, which shall be determined conclusively by the Committee pursuant to Section 12.4. The Committee may direct the Trustee to finance the acquisition of Stock by incurring or assuming indebtedness to the seller or another party which indebtedness shall be called a “Stock Obligation”. Any Stock Obligation shall be subject to the following conditions and limitations:

6.3-1    A Stock Obligation shall be for a specific term, shall not be payable on demand except in the event of default, and shall bear a reasonable rate of interest.

6.3-2    A Stock Obligation may, but need not, be secured by a collateral pledge of either the Stock acquired in exchange for the Stock Obligation, or the Stock previously pledged in connection with a prior Stock Obligation which is being repaid with the proceeds of the current Stock Obligation. No other assets of the Plan and Trust may be used as collateral for a Stock Obligation, and no creditor under a Stock Obligation shall have any right or recourse to any Plan and Trust assets other than Stock remaining subject to a collateral pledge.

6.3-3    Any pledge of Stock to secure a Stock Obligation must provide for the release of pledged Stock in connection with payments on the Stock Obligations in the ratio prescribed in Section 4.2.

6.3-4    Repayments of principal and interest on any Stock Obligation generally shall be made by the Trustee from cash contributions designated for such payments, from earnings on such contributions, and from cash dividends received on Stock held in the Unallocated Stock Fund.

6.4    Participants’ Option to Diversify.    The Committee shall provide for a procedure under which each Participant may, during the first five years of a certain six-year period, elect to have up to 25 percent of the value of his Account committed to alternative investment options within the Investment Fund. For the sixth year in this period, the Participant may elect to have up to 50 percent of the value of his Account committed to other investments. The six-year period shall begin with the Plan Year following the first Plan Year in which the Participant has both reached aged 55 and completed 10 years of participation in the Plan; a Participant’s election to diversify his Account must be made within the 90-day period immediately following the last day of each of the six Plan Years. The Committee shall see that the Investment Fund includes a sufficient number of investment options to comply with Section 401(a)(28)(B) of the Code. In addition, the Committee, under procedures adopted, may permit a Participant to elect to have the amount that would have been eligible for diversification distributed in a single payment. The Trustee shall comply with any investment directions received from Participants in accordance with the procedures adopted from time to time by the Committee under this Section 6.4.

Section 7.    Voting Rights and Dividends on Stock.

7.1    Voting and Tendering of Stock.    Participants and Beneficiaries shall be entitled to direct the Trustee in the manner in which the shares of Stock allocated to their respective Accounts, shall be voted on all matters. All shares of Stock which have been allocated to

Participants’ Accounts for which the Trustee has received no written direction and all unallocated shares of Stock will be voted by the Trustee in direct proportion to any Participant directions received and solely in the interest of the Participants and Beneficiaries. Whenever such voting rights are to be exercised, the Employers, the Committee, and the Trustee shall see that all Participants and Beneficiaries are provided with the same notices and other materials as are provided to other holders of the Stock, and are provided with adequate opportunity to deliver their instructions to the Trustee regarding the voting of Stock allocated to their Accounts. The instructions of the Participants’ with respect to the voting of allocated shares hereunder shall be confidential.

7.1-1    In the event of a tender offer, Stock shall be tendered by the Trustee in the same manner as set forth above with respect to the voting of Stock. Notwithstanding any provision hereunder to the contrary, Stock must be tendered by the Trustee in a manner determined by the Trustee to be solely in the interest of the Participants and Beneficiaries.

7.2    Dividends on Stock.    Dividends on Stock which are received by the Trustee in the form of additional Stock shall be retained in the Stock Fund, and shall be allocated among the Participant’s Accounts and the Unallocated Stock Fund in accordance with their holdings of the Stock on which the dividends have been paid. Dividends on Stock credited to Participants’ Accounts which are received by the Trustee in the form of cash shall, at the direction of the Bank paying the dividends, either (I) be credited to the Accounts in accordance with Section 8.3 and invested as part of the Investment Fund, (ii) be distributed immediately to the Participants in proportion with the Participants’ Account balance; (iii) be distributed to the Participants within 90 days of the close of the Plan Year in which paid in proportion with the Participants’ Account balance; or (iv) be used to repay principal and interest on the Stock Obligation used to acquire Stock on which the dividends were paid. Dividends on Stock held in the Unallocated Stock Fund which are received by the Trustee in the form of cash shall be applied as soon as practicable to payments of principal and interest under the Stock Obligation incurred with the purchase of the Stock.

Section 8.    Adjustments to Accounts.

8.1    Adjustments for Transactions.    An Employer contribution pursuant to Section 4.1 shall be credited to the Participants’ Accounts as of the last day of the Plan Year for which it is contributed. Stock released from the Unallocated Stock Fund upon the Trust’s repayment of a Stock Obligation pursuant to Section 4.2 shall be credited to the Participants’ Accounts as of the last day of the Plan Year in which the repayment occurred. Any excess amounts remaining from the use of proceeds of a sale of Stock from the Unallocated Stock Fund to repay a Stock Obligation shall be allocated as of the last day of the Plan Year in which the repayment occurred among the Participants’ Accounts in proportion to the opening balance in each Account. Any benefit which is paid to a Participant or Beneficiary pursuant to Section 10 shall be charged to the Participant’s Account as of the first day of the Valuation Period in which it is paid. Any forfeiture or restoral shall be charged or credited to the Participant’s Account as of the first day of the Valuation Period in which the forfeiture or restoral occurs pursuant to Section 9.6.

8.2    Valuation of Investment Fund.    As of each Valuation Date, the Trustee shall prepare a balance sheet of the Investment Fund, recording each asset (including any contribution receivable from an Employer) and liability at its fair market value. Any liability with respect to short positions or options and any item of accrued income or expense and unrealized appreciation or depreciation shall be included; provided, however, that such an item may be estimated or excluded if it is not readily ascertainable unless estimating or excluding it would result in a material distortion. The Committee shall then determine the net gain or loss of the Investment Fund since the preceding Valuation Date, which shall mean the entire income of the Investment Fund, including realized and unrealized capital gains and losses, net of any expenses to be charged to the general Investment Fund and excluding any contributions by the Employer. The determination of gain or loss shall be consistent with the balance sheets of the Investment Fund for the current and preceding Valuation Dates.

8.3    Adjustments for Investment Experience.    Any net gain or loss of the Investment Fund during a Valuation Period, as determined pursuant to Section 8.2, shall be allocated as of the last day of the Valuation Period among the Participants’ Accounts in proportion to the opening balance in each Account, as adjusted for benefit payments and forfeitures during the Valuation Period, without regard to whatever Stock may be credited to an Account.

8.4    Adjustments for Capital Changes.    In the event of any change in the outstanding shares of Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the company issuing the Stock, the Committee shall adjust the number of shares of Stock allocated to the Participants’ Accounts to prevent dilution or enlargement of such Accounts.

Section 9.    Vesting of Participants’ Interests.

9.1    Deferred Vesting in Accounts.    A Participant’s vested interest in his Account shall be based on his Vesting Years in accordance with the following Table, subject to the balance of this Section 9:

Vesting Years	Percentage of Interest Vested
fewer than 5	0%

5 or more	100%

9.2    Computation of Vesting Years.    For purposes of this Plan, a “Vesting Year” means the 12-month period in which an Employee has at least 1,000 Hours of Service, beginning with his initial Service with any Employer, and including certain Service with other employers as provided in the definition of “Service”. After such period, the definition of Vesting Year shall be each Plan Year in which an Employee has at least 1,000 Hours of Service, including certain Service with other employers as provided in the definition of Service. However, a Participant’s Vesting Years shall be computed subject to the following conditions and qualifications:

(a) A Participant’s vested interest in his Account accumulated before a Break in Service shall be determined without regard to any Service after the Break. Notwithstanding the foregoing, in the event a Participant has an eligibility computation period (as defined in Section 3.1 of the Plan) during which he performs 500 or fewer Hours of Service (a “one year break in Service”), and then returns to Service prior to having a Break in Service, his Service performed both before and after his break in employment shall be taken into account in determining his Vesting Years. Generally, if a Participant has a Break in Service before his interest in his Account has become vested to some extent, he shall lose credit for any Vesting Year before the Break in Service. However, if a Participant separates from Service before his interest in his Account has become vested to some extent, and returns to Service after a Break in Service, the Participant’s Vesting Years both prior to and after the Break in Service will count as Vesting Years for his Account accumulated after the Break if the number of the Participant’s consecutive one year breaks in Service is less than the number of years of Service prior to the Break in Service.

(b) Unless otherwise specifically excluded, a Participant’s Vesting Years shall include any period of active military duty to the extent required by Section 414(u)(5) of the Code as detailed in Section 3.5.

9.3    Full Vesting Upon Certain Events.    Notwithstanding Section 9.1, a Participant’s interest in his Account shall fully vest on the Participant’s Normal Retirement Date, provided the Participant is in Service on or after that date. The Participant’s interest shall also fully vest in the event that his Service is terminated by Early Retirement, Disability, death or following a Change of Control as defined in Section 9.3-1.

9.3-1    Notwithstanding Section 9.1, a Participant’s interest in his Account shall fully vest on the Participant’s Normal Retirement Date, provided the Participant is in Service on or after that date. The Participant’s interest shall also fully vest in the event that his Service is terminated by Early Retirement, Disability, or by death. The Participant’s interest in his Account shall also fully vest in the event of a Change of Control of Quaker City Bank, or its holding company, the Quaker City Bancorp, Inc., as defined below.

For purposes of this Section 9.3-1, a Change of Control of Quaker City Bank, (“Bank”) or the Quaker City Bancorp, Inc., (“Company”) shall mean an event of a nature that; (I) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) G; or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners’ Loan Act of 1933, as amended and the Rules and Regulations promulgated by the Office of Thrift Supervision (“OTS”) (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more of the Bank’s or the Company’s outstanding securities except for any securities of the Bank purchased by the Company in connection with the conversion of the Bank to the stock form and any securities purchased by any tax qualified employee benefit plan of the Bank; or (B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent

Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs in which the Bank or Company is not the resulting entity; or (D) a proxy statement soliciting proxies from shareholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company shall be distributed; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or the Company.

9.4    Full Vesting Upon Plan Termination.    Notwithstanding Section 9.1, a Participant’s interest in his Account shall fully vest if he is in active Service upon termination of this Plan or upon the complete discontinuance of contributions by his Employer. In the event of a partial termination, the interest of each Participant who is in Service shall fully vest with respect to that part of the Plan which is terminated.

9.5    Forfeiture, Repayment, and Restoral.    If a Participant’s Service terminates prior to his Account having become vested, such Participant shall be deemed to have received a distribution of his vested interest as of the Valuation Date next following his termination of Service.

9.6    Accounting for Forfeitures.    A forfeiture shall be charged to the Participant’s Account as of the first day of the first Valuation Period in which the forfeiture becomes certain pursuant to Section 9.5. Except as otherwise provided in that Section, a forfeiture shall be added to the contributions of the terminated Participant’s Employer which are to be credited to other Participants pursuant to Section 4.1 as of the last day of the Plan Year in which the forfeiture becomes certain.

9.7    Vesting and Nonforfeitability.    A Participant’s interest in his Account which has become vested shall be nonforfeitable for any reason.

Section 10.    Payment of Benefits.

10.1    Benefits for Participants.    A Participant whose Service ends for any reason shall receive the vested portion of his Account in a single payment on a date selected by the Committee. That date shall be on or before the 60th day after the end of the Plan Year in which his Service ends. Notwithstanding the foregoing, if the balance credited to his Account exceeds

$5,000 ($3,500 prior to January 1, 1998), his benefits shall not be paid before the latest of his 65th birthday or the tenth anniversary of the year in which he commenced participation in the Plan unless he elects an early payment date in a written election filed with the Committee. A Participant may modify such an election at any time, provided any new benefit payment date is at least 30 days after a modified election is delivered to the Committee. In all events, a Participant’s benefits shall be paid by April 1st of the calendar year in which he reaches age 71-1/2 if he is a 5% or more shareholder or the later of such date and the date of his retirement if he is not. A Participant’s benefits from that portion of his Account committed to the Investment Fund shall be calculated on the basis of the most recent Valuation Date before the day of payment.

With respect to distributions under the Plan made for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Internal Revenue Code in accordance with the regulations under Section 401(a)(9) that were proposed on January 17, 2001, notwithstanding any provision of the Plan to the contrary. This provision shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Section 401(a)(9) or such other date as may be specified in guidance published by the Internal Revenue Service.

10.2    Benefits on a Participant’s Death.    If a Participant dies before his benefits are paid pursuant to Section 10.1, the balance credited to his Account shall be paid to his Beneficiary in a single distribution on or before the 60th day after the end of the Plan Year in which he died. The benefits from that portion of the Account committed to the Investment Fund shall be calculated on the basis of the most recent Valuation Date before the date of payment.

If a married Participant dies before his benefit payments begin, than unless he has specifically elected otherwise the Committee shall cause the balance in his Account to be paid to his Spouse. No election by a married Participant of a different Beneficiary shall be valid unless the election is accompanied by the Spouse’s written consent, which (I) must acknowledge the effect of the election, (ii) must explicitly provide either that the designated Beneficiary may not subsequently be changed by the Participant without the Spouse’s further consent, or that it may be changed without such consent, and (iii) must be witnessed by the Committee, its representative, or a notary public. This requirement shall not apply if the Participant establishes to the Committee’s satisfaction that the Spouse may not be located.

10.3    Marital Status.    The Committee shall from time to time take whatever steps it deems appropriate to keep informed of each Participant’s marital status. Each Employer shall provide the Committee with the most reliable information in the Employer’s possession regarding its Participants’ marital status, and the Committee may, in its discretion, require a notarized affidavit from any Participant as to his marital status. A designation of Beneficiary other than the spouse shall be automatically revoked on the marriage or remarriage (other than a common-law marriage) of a Participant. The designation of the spouse as Beneficiary shall be automatically revoked upon any finalized divorce of a Participant subsequent to the date of filing of the designation of the Beneficiary. The Committee, the Plan, the Trustee, and the Employers shall be fully protected and discharged from any liability to the extent of any benefit payments made as a result of the Committee’s good faith and reasonable reliance upon information obtained from a Participant and his Employer as to his marital status.

10.4    Delay in Benefit Determination.    If the Committee is unable to determine the benefits payable to a Participant or Beneficiary on or before the latest date prescribed for payment pursuant to Section 10.1 or 10.2, the benefits shall in any event be paid within 60 days after they can first be determined, with whatever makeup payments may be appropriate in view of the delay.

10.5    Accounting for Benefit Payments.    Any benefit payment shall be charged to the Participant’s Account as of the first day of the Valuation Period in which the payment is made.

10.6    Options to Receive and Sell Stock.    Unless ownership of virtually all Stock is restricted to active Employees and qualified retirement plans for the benefit of Employees pursuant to the certificates of incorporation or by-laws of the Employers issuing Stock, a terminated Participant or the Beneficiary of a deceased Participant may instruct the Committee to distribute the Participant’s entire vested interest in his Account in the form of Stock. In that event, the Committee shall apply the Participant’s vested interest in the Investment Fund to purchase sufficient Stock from the Stock Fund or from any owner of stock to make the required distribution. In all other cases, the Participant’s vested interest in the Stock Fund shall be distributed in shares of Stock, and his vested interest in the Investment Fund shall be distributed in cash.

Any Participant who receives Stock pursuant to Section 10.1, and any person who has received Stock from the Plan or from such a Participant by reason of the Participant’s death or incompetency, by reason of divorce or separation from the Participant, or by reason of a rollover contribution described in Section 402(a)(5) of the Code, shall have the right to require the

Employer which issued the Stock to purchase the Stock for its current fair market value (hereinafter referred to as the “put right”). The put right shall be exercisable by written notice to the Committee during the first 60 days after the Stock is distributed by the Plan, and, if not exercised in that period, during the first 60 days in the following Plan Year after the Committee has communicated to the Participant its determination as to the Stock’s current fair market value. However, the put right shall not apply to the extent that the Stock, at the time the put right would otherwise be exercisable, may be sold on an established market in accordance with federal and state securities laws and regulations. If the put right is exercised, the Trustee may, if so directed by the Committee in its sole discretion, assume the Employer’s rights and obligations with respect to purchasing the Stock.

The Employer or the Trustee, as the case may be, may elect to pay for the Stock in equal periodic installments, not less frequently than annually, over a period not longer than five years from the 30th day after the put right is exercised, with adequate security and interest at a reasonable rate on the unpaid balance, all such terms to be set forth in a promissory note delivered to the seller with normal terms as to acceleration upon any uncured default.

Nothing contained herein shall be deemed to obligate any Employer to register any Stock under any federal or state securities law or to create or maintain a public market to facilitate the transfer or disposition of any Stock. The put right described herein may only be exercised by a person described in the second preceding paragraph, and may not be transferred with any Stock to any other person. As to all Stock purchased by the Plan in exchange for any Stock Obligation, the put right must be nonterminable. The put right for Stock acquired through a Stock Obligation shall continue with respect to such Stock after the Stock Obligation is repaid or the Plan ceases to be an employee stock ownership plan. Except as provided above, in accordance with the provisions of Sections 54.4975-7(b)(4) of the Treasury Regulations, no Stock acquired with the proceeds of a Stock Obligation may be subject to any put, call or other option or buy-sell or similar arrangement while held by and when distributed from the Plan, whether the Plan is then an employee stock ownership plan.

10.7    Restrictions on Disposition of Stock.    Except in the case of Stock which is traded on an established market, a Participant who receives Stock pursuant to Section 10.1, and any person who has received Stock from the Plan or from such a Participant by reason of the Participant’s death or incompetency, by reason of divorce or separation from the Participant, or by reason of a rollover contribution described in Section 402(a)(5) of the Code, shall, prior to any sale or other transfer of the Stock to any other person, first offer the Stock to the issuing Employer and to the

Plan at its current fair market value. This restriction shall apply to any transfer, whether voluntary, involuntary, or by operation of law, and whether for consideration or gratuitous. Either the Employer or the Trustee may accept the offer within 14 days after it is delivered. Any Stock distributed by the Plan shall bear a conspicuous legend describing the right of first refusal under this Section 10.7, as well as any other restrictions upon the transfer of the Stock imposed by federal and state securities laws and regulations.

10.8    Direct Transfer of Eligible Plan Distributions.    A Participant or Beneficiary may direct that an “eligible rollover distribution” (as defined below) included in such payment be paid directly to an “eligible retirement plan” (as defined below).

To effect such a direct transfer, the Participant or Beneficiary must notify the Committee that a direct transfer is desired and provide to the Committee the eligible retirement plan to which the payment is to be made. Such notice shall be made in such form and at such time as the Committee may prescribe. Upon receipt of such notice, the Committee shall direct the Trustee to make a trustee-to-trustee transfer of the eligible rollover distribution to the eligible retirement plan so specified.

For purposes of this Section 10.8, an “eligible rollover distribution” shall have the meaning set forth in Section 402(c)(4) of the Code and any regulations promulgated thereunder that are in effect for a particular Plan Year. To the extent such meaning is not inconsistent with the above references, an eligible rollover distribution shall mean any distribution of all or any portion of the Participant’s Account, except that such term shall not include any distribution which is one of a series of substantially equal periodic payments (not less frequently than annually) made (I) for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and a designated Beneficiary, or (ii) for a period of ten years or more. Further, the term “eligible rollover distribution shall not include any distribution required to be made under Section 401(a)(9) of the Code, the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities), and effective January 1, 1999, any hardship distribution.

For purposes of this Section 10.8, an “eligible retirement plan” shall have the meaning set forth in Section 402(c)(8) of the Code and any regulations promulgated thereunder that are in effect for a particular Plan Year. To the extent such meaning is not inconsistent with the above references, an eligible retirement plan shall mean: (I) an individual retirement account described in Section 408(a) of the Code; (ii) an individual retirement annuity described in Section 408(b) of the Code (other than an endowment contract), (iii) a qualified trust described in Section 401(a) of the Code and exempt under Section 501(a) of the Code, (iv) an annuity plan described in Section 403(a) of the Code, and (v) in the case of an eligible rollover to the surviving spouse, an individual retirement account or individual retirement annuity.

10.9    Disposition of Unclaimed Benefits.    In the event that any check or final notice of payment of benefits under the Plan remains outstanding at the expiration of six months from the date of mailing such check or notice to the last known address of the payee, the Committee shall notify the Trustee to stop payment on all outstanding checks and to suspend the issuance of further checks or notice, if any, to such payee. If, during the three-year period (or such other period as specified in the Trust Agreement) from the date of mailing of the first such check or of notice that a benefit is due under the Plan, the Committee cannot establish contact with the payee by taking such action as it deems appropriate and the payee does not make contact with the Committee, any benefits to which such payee is entitled shall be forfeited. Any benefit so forfeited shall be restored if a claim is made for the unpaid benefit at any subsequent date and the Plan has not been terminated as of such date.

Section 11.    Rules Governing Benefit Claims and Review of Appeals.

11.1    Claim for Benefits.    Any Participant or Beneficiary who qualifies for the payment of benefits shall file a claim for his benefits with the Committee on a form provided by the Committee. The claim, including any election of an alternative benefit form, shall be filed at least 30 days before the date on which the benefits are to begin. If a Participant or Beneficiary fails to file a claim by the 30th day before the date on which benefits become payable, he shall be presumed to have filed a claim for payment for the Participant’s benefits in the standard form prescribed by Sections 10.1 or 10.2

11.2    Notification by Committee.    Within 90 days after receiving a claim for benefits (or within 180 days, if special circumstances require an extension of time and written notice of the extension is given to the Participant or Beneficiary within 90 days after receiving the claim for benefits), the Committee shall notify the Participant or Beneficiary whether the claim has been approved or denied. If the Participant fails to receive a response within 95 (185, where an extension is granted), he may presume that the claim is denied. If the Committee denies a claim in any respect, the Committee shall set forth in a written notice to the Participant or Beneficiary:

(I) each specific reason for the denial;

(ii) specific references to the pertinent Plan provisions on which the denial is based;

(iii) a description of any additional material or information which could be submitted by the Participant or Beneficiary to support his claim, with an explanation of the relevance of such information; and

(iv) an explanation of the claims review procedures set forth in Section 11.3.

11.3    Claims Review Procedure.    Within 60 days after a Participant or Beneficiary receives notice from the Committee that his claim for benefits has been denied in any respect, he may file with the Committee a written notice of appeal setting forth his reasons for disputing the Committee’s determination. In connection with his appeal the Participant or Beneficiary or his representative may inspect or purchase copies of pertinent documents and records to the extent not inconsistent with other Participants’ and Beneficiaries’ rights of privacy. Within 60 days after receiving a notice of appeal from a prior determination (or within 120 days, if special circumstances require an extension of time and written notice of the extension is given to the Participant or Beneficiary and his representative within 60 days after receiving the notice of appeal), the Committee shall furnish to the Participant or Beneficiary and his representative, if any, a written statement of the Committee’s final decision with respect to his claim, including the reasons for such decision and the particular Plan provisions upon which it is based.

Section 12.    The Committee and Its Functions.

12.1    Authority of Committee.    The Committee acting as agent of the Company shall be the “plan administrator” within the meaning of ERISA and shall have exclusive responsibility and authority to control and manage the operation and administration of the Plan, including the interpretation and application of its provisions, except to the extent such responsibility and authority are otherwise specifically (I) allocated to the Bank, the Employers, or the Trustee under the Plan and Trust Agreement, (ii) delegated in writing to other persons by the Bank, the Employers, the Committee, or the Trustee, or (iii) allocated to other parties by operation of law. The Committee shall have exclusive responsibility regarding decisions concerning the payment of benefits under the Plan. The Committee shall have no investment responsibility with respect to the Investment Fund except to the extent, if any, specifically provided in the Trust Agreement. In the discharge of its duties, the Committee may employ qualified public accountants, actuaries, legal counsel, and other agents (who also may be employed by an Employer or the Trustee in the same or some other capacity) and may pay their reasonable expenses and compensation.

12.2    Identity of Committee.    The Committee shall consists of three or more individuals selected by the Bank. Any individual, including a director, trustee, shareholder, officer, or employee of an Employer, shall be eligible to service as a member of the Committee. The Bank shall have the power to remove any individual serving on the Committee at any time without cause upon 10 days written notice, and any individual may resign from the Committee at any time upon 10 days written notice to the Bank. The Bank shall notify the Trustee of any change in membership of the Committee.

12.3    Duties of Committee.    The Committee shall keep whatever records may be necessary to implement the Plan and shall furnish whatever reports may be required from time to time by the Bank. The Committee shall furnish to the Trustee whatever information may be necessary to properly administer the Trust. The Committee shall see to the filing with the appropriate government agencies of all reports and returns required of the plan Committee under ERISA and other laws.

Further, the Committee shall have exclusive responsibility and authority with respect to the Plan’s holdings of Stock and shall direct the Trustee in all respects regarding the purchase, retention, sale, exchange, and pledge of Stock and the creation and satisfaction of Stock Obligations. The Committee shall at all times act consistently with the Bank’s long-term intention that the Plan, as an employee stock ownership plan, be invested primarily in Stock. Subject to the direction of the Committee with respect to Stock Obligations pursuant to the provision of Section 4.2, and subject to the provisions of Sections 6.4 and 10.6 as to Participants’ rights under certain circumstances to have their Accounts invested in Stock or in assets other than Stock, the Committee shall determine in its sole discretion the extent to which assets of the Trust shall be used to repay Stock Obligations, to purchase Stock, or to invest in other assets to be selected by the Trustee or an investment manager. No provision of the Plan relating to the allocation or vesting of any interests in the Stock Fund or the Investment Fund shall restrict the Committee from changing any holdings of the Trust, whether the changes involve an increase or a decrease in the Stock or other assets credited to Participants’ Accounts. In determining the proper extent of the Trust’s investment in Stock, the Committee shall be authorized to employ investment counsel, legal counsel, appraisers, and other agents to pay their reasonable expenses and compensation.

12.4    Valuation of Stock.    If the valuation of any Stock is not established by reported trading on a generally recognized public market, the Committee shall have the exclusive authority and responsibility to determine its value for all purposes under the Plan. Such value shall be determined as of each Valuation Date, and on any other date as of which the Plan purchases or sells such Stock. The Committee shall use generally accepted methods of valuing stock of similar corporations for purposes of arm’s length business and investment transactions, and in this connection the Committee shall obtain, and shall be protected in relying upon, the valuation of such Stock as determined by an independent appraiser experienced in preparing valuations of similar businesses.

12.5    Compliance with ERISA.    The Committee shall perform all acts necessary to comply with ERISA. Each individual member or employee of the Committee shall discharge his duties in good faith and in accordance with the applicable requirements of ERISA.

12.6    Action by Committee.    All actions of the Committee shall be governed by the affirmative vote of a number of members which is a majority of the total number of members currently appointed, including vacancies. The members of the Committee may meet informally and may take any action without meeting as a group.

12.7    Execution of Documents.    Any instrument executed by the Committee shall be signed by any member or employee of the Committee.

12.8    Adoption of Rules.    The Committee shall adopt such rules and regulations of uniform applicability as it deems necessary or appropriate for the proper administration and interpretation of the Plan, including procedures for instituting an internal review program to take advantage of the Employee Plan Compliance Resolution System (“EPCRS”) specifically with regard to Plan defects that may be corrected through the mechanism of the Self-Correction Program (SCP).

12.9    Responsibilities to Participants.    The Committee shall determine which Employees qualify to enter the Plan. The Committee shall furnish to each eligible Employee whatever summary plan descriptions, summary annual reports, and other notices and information may be required under ERISA. The Committee also shall determine when a Participant or his Beneficiary qualifies for the payment of benefits under the Plan. The Committee shall furnish to each such Participant or Beneficiary whatever information is required under ERISA (or is otherwise appropriate) to enable the Participant or Beneficiary to make whatever elections may be available pursuant to Sections 6 and 10, and the Committee shall provide for the payment of benefits in the proper form and amount from the assets of the Trust Fund. The Committee may decide in its sole discretion to permit modifications of elections and to defer or accelerate benefits to the extent consistent with applicable law and the best interests of the individuals concerned.

12.10    Alternative Payees in Event of Incapacity.    If the Committee finds at any time that an individual qualifying for benefits under this Plan is a minor or is incompetent, the Committee may direct the benefits to be paid, in the case of a minor, to his parents, his legal guardian, a custodian for him under the Uniform Transfers to Minors Act, or the person having actual custody of him, or, in the case of an incompetent, to his spouse, his legal guardian, or the person having actual custody of him, the payments to be used for the individual’s benefit. The Committee and the Trustee shall not be obligated to inquire as to the actual use of the funds by the person receiving them under this Section 12.10, and any such payment shall completely discharge the obligations of the Plan, the Trustee, the Committee, and the Employers to the extent of the payment.

12.11    Indemnification by Employers.    To the extent permitted by the laws of the State of California and ERISA, the Employers shall indemnify and hold harmless the Board of Directors, the Committee, and each member thereof, and any other Employee to whom any fiduciary responsibility with respect to the Plan is allocated or delegated, from and against any and all liabilities and claims, including legal fees to defend against such liabilities and claims, and costs and expenses, arising out of their discharge in good faith of responsibilities under or incident to the Plan, excepting only expenses and liabilities arising out of willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Employers or provided by the Employers under any agreement, operating policies, or otherwise, as such indemnities are permitted under the laws of the State of California. Payments with respect to any indemnity and payment of insurance premiums, expenses, or fees under this Section shall be made only from the Employers’ assets, and shall not be made directly or indirectly from Trust assets.

12.12    Nonparticipation by Interested Member.    Any member of the Committee who also is a Participant in the Plan shall take no part in any determination specifically relating to his own participation or benefits, unless his abstention would leave the Committee incapable of acting on the matter.

Section 13.    Adoption. Amendment, or Termination of the Plan.

13.1    Adoption of Plan by Other Employers.    With the consent of the Bank, any entity may become a participating Employer under the Plan by (I) taking such action as shall be necessary to adopt the Plan, (ii) becoming a party to the Trust Agreement establishing the Trust Fund, and (iii) executing and delivering such instruments and taking such other action as may be necessary or desirable to put the Plan into effect with respect to the entity’s Employees.

13.2    Adoption of Plan by Successor.    In the event that any Employer shall be reorganized by way of merger, consolidation, transfer of assets or otherwise, so that an entity other than an Employer shall succeed to all or substantially all of the Employer’s business, the successor entity may be substituted for the Employer under the Plan by adopting the Plan and becoming a party to the Trust Agreement. Contributions by the Employer shall be automatically suspended from the effective date of any such reorganization until the date upon which the substitution of the successor entity for the Employer under the Plan becomes effective. If, within 90 days following the effective date of any such reorganization, the successor entity shall not have elected to become a party to the Plan, or if the Employer shall adopt a plan of complete liquidation other than in connection with a reorganization, the Plan shall be automatically terminated with respect to Employees of the Employer as of the close of business on the 90th day following the effective date of the reorganization, or as of the close of business on the date of adoption of a plan of complete liquidation, as the case may be.

13.3    Plan Adoption Subject to Qualification.    Notwithstanding any other provision of the Plan, the adoption of the Plan and the execution of the Trust Agreement are conditioned upon their being determined initially by the Internal Revenue Service to meet the qualification requirements of Section 401 (a) of the Code, so that the Employers may deduct currently for federal income tax purposes their contributions to the Trust and so that the Participants may exclude the contributions from their gross income and recognize income only when they receive benefits. In the event that this Plan is held by the Internal Revenue Service not to qualify initially under Section 401 (a), the Plan, may be amended retroactively to the earliest date permitted by U.S. Treasury Regulations in order to secure qualification under Section 401 (a). If this Plan is held by the Internal Revenue Service not to qualify initially under Section 401 (a) either as originally adopted or as amended, each Employer’s contributions to the Trust under this Plan (including any earnings thereon) shall be returned to it and this Plan shall be terminated. In the event that this Plan is amended after its initial qualification and the Plan as amended is held by the Internal Revenue Service not to qualify under Section 401 (a), the amendment may be modified retroactively to the earliest date permitted by U.S. Treasury Regulations in order to secure approval of the amendment under Section 401 (a).

13.4    Right to Amend or Terminate.    The Bank intends to continue this Plan as a permanent program. However, each participating Employer separately reserves the right to suspend, supersede, or terminate the Plan at any time and for any reason, as it applies to that Employer’s Employees, and the Bank reserves the right to amend, suspend, supersede, merge, consolidate, or terminate the Plan at any time and for any reason, as it applies to the Employees of all Employers. No amendment, suspension, supersession, merger, consolidation, or termination of the Plan:

(a) shall be effective which shall attempt to cause any of the assets of the Trust Fund to be used for or diverted to purposes other than for the exclusive benefit of the Participants, or their Beneficiaries, except such changes, if any, as may be required to permit this Plan to meet the applicable requirements of ERISA or the Code;

(b) shall have any retroactive effect so as to deprive any Participant of any benefit already vested, except such changes, if any, as may be required to permit this Plan to meet the applicable requirements of ERISA or the Code;

(c) shall create or effect any discrimination in favor of Participants or former Participants who are Highly Paid Employees;

(d) shall increase the duties or liabilities of the Trustee without its written consent;

(e) shall cause any reduction in the retirement benefits or other optional form of benefits, with respect to benefits accrued to the date of the amendment of any Employee who, at any time on or after the amendment date, satisfied the pre-amendment condition; and

(f) shall eliminate any other benefit, including any optional form of benefit, protected pursuant to Code Section 411(d)(6) with respect to benefits accrued as of the date of the amendment.

Notwithstanding anything in the above to the contrary, any amendment that is required in order to maintain the Plan’s qualified status under Code Section 401(a) or 501(a) may be made by the Committee without formal authorization or approval by the Board of Directors of the Employers.

Furthermore, an amendment under this Section 13.4 may be made effective on a date prior to the first day of a Plan Year in which it is adopted only if (a) or (b) below is satisfied:

(a) Any amendment may be made effective retroactively as of such date as the Employer considers necessary or appropriate to enable the Plan to meet any applicable requirements of the Code.

(b) Any amendment which is adopted in order to conform the Plan to any change in Federal law, or to any regulation or ruling thereunder, may be made effective as of the date such amendment is required to be effective under such law, regulation, or ruling.

Except as is required for purposes of compliance with the Code or ERISA, each as amended from time to time, neither the provisions of Section 4.1 and 4.2 relating to the crediting of contributions, forfeitures and shares of Stock released from the Unallocated Stock Fund, nor any other provision of the Plan relating to the allocation of benefits to Participants, may be amended more frequently than once every six months. Moreover, there shall not be any transfer of assets or liabilities to a successor plan or merger or consolidation with another plan unless, in the event of the termination of the successor plan or the surviving plan immediately following such transfer, merger, or consolidation, each participant or beneficiary would be entitled to a benefit equal to or greater than the benefit he would have been entitled to if the plan in which he was previously a participant or beneficiary had terminated immediately prior to such transfer, merger, or consolidation. Following a termination of this Plan by the Bank, the Trustee shall continue to administer the Trust and pay benefits in accordance with the Plan as amended from time to time and the Committee’s instructions.

Section 14.    Miscellaneous Provisions.

14.1    Plan Creates No Employment Rights.    Nothing in this Plan shall be interpreted as giving any Employee the right to be retained as an Employee by an Employer, or as limiting or affecting the rights of an Employer to control its Employees or to terminate the Service of any Employee at any time and for any reason, subject to any applicable employment or collective bargaining agreements.

14.2    Nonassignability of Benefits.    No benefit or interest under the Plan shall be subject in any manner either voluntarily or involuntarily to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Plan. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except:

(a) with respect to a Qualified Domestic Relations Order (QDRO) or domestic relations order entered before January 1, 1985;

(b) this Section 14.2 shall not preclude either (I) the enforcement of a Federal tax levy made pursuant to Section 6331 of the Code, or (ii) the collection by the United States on a judgement resulting from an unpaid tax assessment, to the extent permitted under Section 401(a)(13) of the Code and Regulations thereunder;

(c) to the extent permitted by Section 401(a)(13) of the Code, a Participant’s benefits may be offset against an amount that the Employee is ordered or required to pay to the Plan pursuant to a judgment in a criminal action involving the Plan, a civil judgment in connection with a violation or alleged violation of Part 4 of Subtitle B of Title 1 of ERISA, or a settlement agreement between the Secretary of Labor and the Participant in connection with a violation or alleged violation of such Part; and

(d) in such other instances and to such extent as may be permitted by law.

14.3    Limit of Employer Liability.    The liability of the Employers with respect to Participants under this Plan shall be limited to making contributions to the Trust from time to time, in accordance with Section 4.

14.4    Treatment of Expenses.    All expenses incurred by the Committee and the Trustee in connection with administering this Plan and Trust Fund shall be paid by the Trustee from the Trust Fund to the extent the expenses have not been paid or assumed by the Employers or by the Trustee.

14.5    Number and Gender.    Any use of the singular shall be interpreted to include the plural, and the plural the singular. Any use of the masculine, feminine, or neuter shall be interpreted to include the masculine, feminine, or neuter, as the context shall require.

14.6    Nondiversion of Assets.    Except as provided in Sections 5.3 and 13.3, under no circumstances shall any portion of the Trust Fund be diverted to or used for any purpose other than the exclusive benefit of the Participants and their Beneficiaries prior to the satisfaction of all liabilities under the Plan.

14.7    Separability of Provisions.    If any provision of this Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

14.8    Service of Process.    The agent for the service of process upon the Plan shall be the president of the Bank, or such other person as may be designated from time to time by the Bank.

14.9    Governing State Law.    This Plan shall be interpreted in accordance with the laws of the State of California to the extent those laws are applicable under the provisions of ERISA.

14.10    Special Rules for Persons Subject to Section 16(b) Requirements.    Notwithstanding anything herein to the contrary, any former Participant who is subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, who becomes eligible to again participate in the Plan, may not become a Participant prior to the date that is six months from the date such former Participant terminated participation in the Plan.

In addition, any person subject to the provisions of Section 16(b) of the 1934 Act receiving a distribution of Stock from the Plan must hold such Stock for a period of six months commencing with the date of distribution. However, this restriction will not apply to Stock distributions made in connection with death, retirement, disability of termination of employment or made pursuant to the terms of a qualified domestic relations order.

14.11    Distributions under Domestic Relations Orders.    Nothing contained in this Plan prevents the Trustee, in accordance with the direction of the Committee, from complying with the provisions of a Qualified Domestic Relations Order (as defined in Code §414(p)). The Plan permits distribution to an alternate payee under a qualified domestic relations order prior to the Participant’s attainment of earliest retirement age (as defined under Code §414(p)) under the Plan, if requested by the Alternate Payee and to the extent such distribution is permitted under the Qualified Domestic Relations Order. Nothing in this Section 14.11 gives a Participant a right to receive distribution at a time otherwise not permitted under the Plan nor does it permit the alternate payee to receive a form of payment not otherwise permitted under the Plan.

The Committee must establish reasonable procedures to determine the qualified status of a domestic relations order. Upon receiving a domestic relations order, the Committee promptly will notify the Participant and any alternate payee named in the order, in writing, of the receipt of the order and of the Plan’s procedures for determining the qualified status of the order. Within a reasonable period of time after receiving the domestic relations order, the Committee must determine the qualified status of the order and must notify the Participant and each alternate payee, in writing, of its determination. The Committee must provide notice under this paragraph by mailing to the individual’s address specified in the domestic relations order, or in a manner consistent with Department of Labor regulations.

If any portion of the Participant’s vested Account balance is payable during the period the Committee is making its determination of the qualified status of the domestic relations order, the Committee must make a separate accounting of the amounts payable. If the Committee determines the order is a qualified domestic relations order within 18 months of the date amounts are first payable following receipt of the order, the Committee will direct the Trustee to distribute the payable amounts in the manner the Plan would distribute if the order did not exist and will apply the order prospectively if the Committee later determines the order is a qualified domestic relations order.

To the extent it is not inconsistent with the provisions of the qualified domestic relations order, the Committee may direct the Trustee to invest any partitioned amount in a segregated sub account or separate account and to invest the account in Federally insured, interest-bearing savings account(s) or time deposit(s) (or a combination of both), or in other fixed income investments. A segregated subaccount remains a part of the Trust, but it alone shares in any income it earns, and it alone bears any expense or loss it incurs. The Trustee will make any payments or distributions required under this Section 14.11 by separate benefit checks or other separate distribution to the alternate payee(s).

Section 15.    Top-Heavy Provisions.

15.1    Determination of Top-Heavy Status.    The Committee shall determine on a regular basis whether each Plan Year is or is not a “Top-Heavy Year” for purposes of implementing the provisions of Sections 15.2, 15.3, 15.4, and 5.2 which apply only to the extent the Plan is top-heavy or super top-heavy within the meaning of Section 416 and the Treasury Regulations promulgated thereunder. In making this determination, the Committee shall use the following definitions and principles:

15.1-1    The “Employer” includes all business entities which are considered commonly controlled or affiliated within the meaning of Sections 414(b), 414(c), and 414(m) of the Code.

15.1-2    The “plan aggregation group” includes each qualified retirement plan maintained by the Employer (I) in which a Key Employee is a Participant during the Plan Year, (ii) which enables any plan described in clause (I) to satisfy the requirements of Section 401(a)(4) or 410 of the Code, or (iii) which provides contributions or benefits comparable to those of the plans described in clauses (I) and (ii) and which is designated by the Committee as part of the plan aggregation group.

15.1-3    The “determination date”, with respect to the first Plan Year of any plan, means the last day of that Plan Year, and with respect to each subsequent Plan Year, means the last day of the preceding Plan Year. If any other plan has a determination date which differs from this Plan’s determination date, the top-heaviness of this Plan shall be determined on the basis of the other plan’s determination date falling within the same calendar years as this Plan’s determination date.

15.1-4    A “Key Employee”, with respect to a Plan Year, means an Employee who at any time during the five years ending on the top-heavy determination date for the Plan Year has received compensation from an Employer and has been (I) an officer of the Employer having Total Compensation greater than 50 percent of the limit then in effect under Section 415(b)(l)(A) of the Code, (ii) one of the 10 Employees owning the largest interests in the Employer having Total Compensation greater than the limit then in effect under Section 415(c)(l)(A), (iii) an owner of more than five percent of the outstanding equity interest or the outstanding voting interest in any Employer, or (iv) an owner of more than one percent of the outstanding equity interest or the outstanding voting interest in an Employer whose Total Compensation exceeds $150,000. In determining which individuals are Key Employees, the rules of Section 416(I) of the Code and Treasury Regulations promulgated thereunder shall apply. The Beneficiary of a Key Employee shall also be considered a Key Employee. Former Key Employees are excluded entirely from the calculation to determine top heaviness.

15.1-5    A “Non-key Employee” means an Employee who at any time during the five years ending on the top-heavy determination date for the Plan Year has received compensation from an Employer and who has never been a Key Employee, and the Beneficiary of any such Employee.

15.1-6    The “aggregated benefits” for any Plan Year means (I) the adjusted account balances in defined contribution plans on the determination date, plus (ii) the adjusted value of accrued benefits in defined benefit plans, calculated as of the annual valuation date coinciding with or next preceding the determination date, with respect to Key Employees and Nonkey Employees under all plans within the plan aggregation group which includes this Plan. For this purpose, the “adjusted account balance” for and the “adjusted value of accrued benefit” for any Employee shall be increased by all plan distributions made with respect to the Employee during the five years ending on the determination date. Further, the adjusted account balance under a plan shall not include any amount attributable to a rollover contribution or similar transfer to the plan initiated by an Employee and made after 1983, unless both plans involved are maintained by the Employer, in which event the transferred amount shall be counted in the transferee plan and ignored for all purposes in the transferor plan. Finally, the adjusted value of accrued benefits under any defined benefit plan shall be determined by assuming whichever actuarial assumptions were applied by the Pension Benefit Guaranty Corporation to determine the sufficiency of plan assets for plans terminating on the valuation date.

15.1-7    This Plan shall be “top-heavy” for any Plan Year in which the aggregated benefits of the Key Employees exceed 60 percent of the total aggregated benefits for both Key Employees and Nonkey Employees.

15.1-8    This Plan shall be “super top-heavy” for any Plan Year in which the aggregated benefits of the Key Employees exceed 90 percent of the total aggregated benefits for both Key Employees and Nonkey Employees.

15.1-9    A “Top-Heavy Year” means a Plan Year in which the Plan is top-heavy.

15.2    Minimum Contributions.    For any Top-Heavy Year, each Employer shall make a special contribution on behalf of each Participant to the extent that the total allocations to his Account pursuant to Section 4 is less than the lesser of (I) four percent of his Total Compensation for that year, or (ii) the highest ratio of such allocation to Total Compensation received by any Key Employee for that year. For purposes of the special contribution of this Section 15.2, a Key Employee’s Total Compensation shall include amounts the Key Employee elected to defer under a qualified 401(k) arrangement. Such a special contribution shall be made on behalf of each Participant who is employed by an Employer on the last day of the Plan Year, regardless of the number of his Hours of Service, and shall be allocated to his Account.

For any Plan Year when (1) the Plan is top-heavy and (2) a Nonkey Employee is a Participant in both this Plan and a defined benefit plan included in the plan aggregation group which is top heavy, the sum of the Employer contributions and forfeitures allocated to the Account of each such Nonkey Employee shall be equal to at least five percent (5%) of such Nonkey Employee’s Total Compensation for that year.

15.3    Minimum Vesting.    If a Participant’s vested interest in his Account is to be determined in a Top-Heavy Year, it shall be based on the following “top-heavy table”:

Vesting Years	Percentage of Interest Vested
fewer than 3	0%
3 or more	100%

unless such Participant shall affirmatively elect in a writing directed to the Plan Administrator to remain under the terms of the vesting schedule set out in Section 9.1 of the Plan.

Execution of Plan Document.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has executed this Plan on the date indicated below.

QUAKER CITY BANK

By:	/s/ FREDERIC R. MCGILL
Title: President
Date: 11/20/01

EGTRRA Amendment to the

QUAKER CITY BANK

EMPLOYEE STOCK OWNERSHIP PLAN

PREAMBLE

1.    Adoption and Effective Date of Amendment.    This amendment of the Plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this amendment shall be effective as of the first day of the first plan year beginning after December 31, 2001 and is made pursuant to Section 13.4 of the Plan.

2.    Supersession of Inconsistent Provisions.    This amendment shall supersede certain provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

SECTION 1.    LIMITATIONS ON CONTRIBUTIONS

1.1    Effective Date.    This section shall be effective for limitation years ending after December 31, 2001.

1.2    Maximum Annual Addition.    Except to the extent permitted by Section 414(v) of the Code, if applicable, the annual addition to a Participant’s Account under the plan for any limitation year shall not exceed the lesser of:

(a) $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or

(b) 100 percent of the Participant’s Compensation, within the meaning of Section 415(c)(3) of the Code, for the limitation year.

The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419(f)(2) of the Code) which is otherwise treated as an annual addition.

SECTION 2.    INCREASE IN COMPENSATION LIMIT

The annual Compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual Compensation means Compensation during the Plan Year or such other consecutive 12-month period over which Compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year.

SECTION 3.    MODIFICATION OF TOP-HEAVY RULES

3.1.    Effective Date.    This section shall apply for purposes of determining whether the Plan is a Top-Heavy Plan under Section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. This section amends Section 15 of the Plan.

3.2.    Determination of Top-Heavy Status.

3.2.1    Key Employee.    Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having annual Compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a five-percent owner of the Employer, or a one-percent owner of the Employer having annual Compensation of more than $150,000. For this purpose, annual Compensation means Compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

3.2.2    Determination of Present Values and Amounts.    This Section 3.2.2 shall apply for purposes of determining the present values of accrued benefits and the amounts of Account Balances of Employees as of the determination date.

3.2.2.1    Distributions during Year Ending on The Determination Date.    The present values of accrued benefits and the amounts of Account Balances of an Employee as of the determination date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the one-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(I) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “five-year period” for “one-year period.”

3.2.2.2    Employees Not Performing Services during Year Ending on The Determination Date.     The accrued benefits and Accounts of any individual who has not performed Services for the Employer during the one-year period ending on the determination date shall not be taken into account.

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3.3.    Minimum Benefits.    Employer matching contributions, if any, shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

SECTION 4.    DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS

4.1.    Effective Date.    This section shall apply to distributions made after December 31, 2001.

4.2.    Modification of Definition of Eligible Retirement Plan.    For purposes of the direct rollover provisions in Section 10.8 of the Plan, an Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a spouse or surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code and Section 14.11 of the Plan.

IN WITNESS WHEREOF, the Bank has caused this instrument to be executed by its duly authorized officer on April 25, 2002.

QUAKER CITY BANK

By:	/s/ FREDERIC R. MCGILL
Title:	President

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